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                                                                  Exhibit (l)(3)

                               PURCHASE AGREEMENT

                      SMALL CAPITALIZATION GROWTH PORTFOLIO

                  The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania trust Company ("Glenmede Trust"), hereby agree with each other as follows:

                  1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Small Capitalization Growth Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

                  2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 28th day of December, 1999.


                                     THE GLENMEDE FUND, INC.
ATTEST:



/s/  Kimberly C. Osborne             /s/  Mary Ann B. Wirts
------------------------             ----------------------
By:    Kimberly C. Osborne           By:    Mary Ann B. Wirts
Title: Executive Vice President      Title: President
       and Treasurer


                                     THE GLENMEDE TRUST COMPANY
ATTEST:



By: /s/  Kimberly C. Osborne                  By: /s/  Bruce Simon
    ------------------------                      ----------------
    Kimberly C. Osborne                           Bruce Simon
Title: Vice President